SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement ("Agreement") is entered into effective September 1, 2023, by and between Grand Design RV, LLC ("GDRV"), Winnebago Industries, Inc. (the "Company"), and Donald Clark ("Executive"), (collectively referred to herein as the "Parties").

RECITALS

WHEREAS, GDRV is a leading manufacturer of recreational vehicles; and

WHEREAS, GDRV is a subsidiary of the Company, which is a leading manufacturer of outdoor lifestyle products, including motor homes, towables, recreational vehicles, boats, OEM products and other outdoor products and related services; and

WHEREAS, Executive is currently employed by GDRV as its President – CEO, pursuant to an Amended and Restated Employment Agreement between Executive and GDRV dated as of September 1, 2019, the term of which expires August 31, 2023 (the "First Amended Agreement"), which amended and restated that certain Employment Agreement dated as of October 2, 2016, the term of which expired August 31, 2019 (the "Original Agreement" and together with the First Amended Agreement, the "Prior Agreements"); and

WHEREAS, GDRV, the Company and Executive desire to continue to employ Executive as President – CEO of GDRV and for Executive to serve as Senior Vice President of the Company, on the terms and conditions set forth herein; and

WHEREAS, in connection with Executive's employment and service with GDRV and the Company, Executive has had and will continue to have access to confidential, proprietary and trade secret information of the Company and its Affiliates (as defined below), which confidential, proprietary and trade secret information the Company desires to protect from disclosure and unfair competition; and

WHEREAS, contemporaneous with the execution of this Agreement, the Company and Executive are entering into a separate Second Amended and Restated Change in Control Agreement (the "Change in Control Agreement"), which will govern the severance rights of Executive in the event of a Change in Control of the Company as defined in the Change in Control Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of GDRV, the Company and Executive set forth below, GDRV, the Company and Executive, intending to be legally bound, agree as follows:

1. Term of Employment. Executive's employment under this Agreement will commence upon the expiration of the First Amended Agreement, provided that if Executive's employment terminates for any reason prior to the expiration of the First Amended Agreement, then the terms of the First Amended Agreement shall apply to such termination and this Agreement and Executive's employment with the Company under this Agreement shall be null and void *ab initio*. Executive's employment under this Agreement will commence on September 1, 2023 (the "Effective Date"), and will continue until August 31, 2028, unless Executive's employment is earlier terminated pursuant to Section 7 below (such period being the "Employment Term").

2. Position and Duties.

(a) Employment with GDRV. While Executive is employed by GDRV during the Employment Term, Executive shall report to the President and Chief Executive Officer ("CEO") of the Company and shall perform such duties and responsibilities for the Company and its Affiliates (defined below) as the CEO shall assign to him from time to time consistent with his position. Executive's title during the Employment Term shall be President – CEO of GDRV and Senior Vice President of the Company. For purposes of this Agreement, "Affiliate" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company and shall include GDRV.

(b) Performance of Duties and Responsibilities. Executive shall serve GDRV faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of GDRV during his employment with GDRV. Executive will follow and comply with applicable policies and procedures adopted by the Company or GDRV from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets. Executive will not engage in other employment or other material business activity, except as approved in writing by the CEO or as permitted in Section 9(a) of this Agreement. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with GDRV, Executive may

participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

3. Compensation.

(a) Base Salary. While Executive is employed by GDRV during the Employment Term, GDRV shall pay to Executive a base salary at the annual rate of Five Hundred Thousand U.S. Dollars ($500,000) (the "Base Salary"), less all legally required and authorized deductions and withholdings, in accordance with GDRV's normal payroll policies and procedures. Executive's base salary may not be decreased during the Employment Term unless such decrease is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company and not disproportionately more to Executive.

(b) Bonus for President – CEO, GDRV and Senior Vice President of Company.

(i) Annual Short-Term Incentive Opportunity. During each fiscal year of the Company, beginning on the Effective Date and ending on the last day of the Company's 2028 fiscal year, Executive shall receive an annual incentive bonus (the "Bonus") of 3.5% of the pretax net income of GDRV ("Net Income") (such amount subject only to adjustment as set forth in this Section 3(b)(i) or Section 3(b)(ii)(B) below). The Bonus amount will be calculated and paid quarterly and/or annually (as determined by the Company), and Net Income shall be determined by the Company on a quarterly and/or annual basis (as determined by the Company) based on GAAP principles consistently applied in accordance with past practices under the Prior Agreements, including with respect to the inclusion and effect of corporate allocations. Net Income shall exclude any payment or accrual for awards under this Agreement and under the GDRV Management Incentive Plan in effect from time to time for other GDRV management team members. Net Income may be adjusted to include or exclude specific items that are unusual in nature or infrequent and that are reported as a separate component on GDRV's income statement, as determined by the Company in accordance with GAAP consistently applied and in accordance with past practices (if any) under the Prior Agreements and as permitted by the Company's 2019 Omnibus Equity, Performance Award, and Incentive Compensation Plan, or similar or successor plan (the "Stock Plan"). Net Income will be adjusted to exclude any new business start-up costs as reasonably determined by the Company.

(ii) Payout of Awards. Calculation of Net Income and the Bonus shall be determined each fiscal quarter based on the performance of GDRV. The Bonus shall be payable to Executive in cash as follows, subject to the terms of this Agreement. During

the Employment Term, (A) 90% of the Bonus will be determined quarterly and paid to Executive in cash within 30 days following the end of the applicable fiscal quarter and (B) 10% of the Bonus will based on GDRV's performance for the applicable fiscal year against an operating target (e.g., working capital) set by the Company during the annual planning process and will be aggregated for the fiscal year, and paid to Executive in cash within 60 days following the end of the applicable fiscal year.

(iii) To be eligible to earn and receive the cash portion of any Bonus described in Section 3(b)(ii)(A), Executive must be employed by the Company as of the last day of the applicable fiscal quarter. To be eligible to earn and receive the cash portion of the Bonus described in Section 3(b)(ii)(B), Executive must be employed by the Company as of the last day of the applicable fiscal year.

A. Each Bonus payment will be less all legally required and authorized deductions and withholdings, in accordance with the Company's normal payroll policies and procedures. In no event shall any such payments be made later than March 15 of the year following the calendar year for which the Bonus is calculated and earned.

(iv) Adjustments. In the event of a material change in the scope of Executive's duties and responsibilities as in effect as of the date of this Agreement, the Parties will discuss in good faith whether to make any adjustments to the calculation of Net Income, the percentage used to calculate the Bonus or the method of determining the Bonus hereunder.

Notwithstanding anything in this Agreement to the contrary, any bonus payable or paid under this Agreement, whether in the form of cash and/or equity awards, and the proceeds thereof, shall be subject to forfeiture, recovery by GDRV or the Company or other action pursuant to any compensation recovery policy currently in effect or adopted by the Board of Directors (the "Board") of the Company or the Human Resources Committee (the "Committee") of the Board at any time during the Employment Term and generally applicable to senior executives of the Company, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required or permitted by law.

Except as specifically provided in this Agreement, Executive shall not be eligible for any other cash incentive or stock award for officers or other management employees of GDRV or the Company, including but not limited to the Officers' Annual Incentive Plan, the Officers' Long Term Incentive Plan, or any other or similar plan or program, unless otherwise determined in the sole discretion of the Committee, it being understood that Executive is eligible for the Company's

Stock Plan with such awards as may be determined from time to time by the Committee in its sole discretion.

(c) Employee Benefits. While Executive is employed by GDRV during the Employment Term, except as otherwise provided in this Agreement, Executive shall be entitled to participate in each employee benefit plan and program of GDRV or the Company for senior executives to the extent that Executive meets the eligibility requirements for such individual plan or program. Executive may receive other benefits commensurate with Executive's position as may be approved from time to time by the Committee or the CEO.

(d) Expenses. While Executive is employed by GDRV during the Employment Term, GDRV shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, including without limitation cell phone costs and expenses incurred in connection with the business of GDRV or the Company, subject to the Company's normal policies and procedures for expense verification and documentation.

(e) Change in Control Agreement. Executive and the Company shall, effective as of the Effective Date, enter into the Change in Control Agreement set forth in Exhibit A, attached hereto.

4. Confidential Information.

(a) Definition of Confidential Information. Except as expressly permitted by the CEO in writing, Executive shall at all times keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary, nonpublic or secret knowledge or legally protectable information of the Company or any of its Affiliates that Executive has acquired, or acquires, during his employment with GDRV or any of its Affiliates (including during Executive's period of employment with GDRV or any of its Affiliates prior to the Effective Date), whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or

proprietary information or secret aspects of the business of the Company or any of its Affiliates ("Confidential Information").

(b) Acknowledgement. Executive acknowledges that the above described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company and its Affiliates. The parties acknowledge and agree that Executive's obligations under this Agreement to maintain the confidentiality of the Company's Confidential Information are in addition to any obligations of Executive under applicable statutory or common law or under any other agreement.

(c) Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), but it is understood that where individual items of information become public, a compilation, aggregation, or organization of information which includes such items may still continue to be Confidential Information, (ii) is independently made available to Executive in good faith by a third party who Executive reasonably believes has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Executive that occurs prior to any of the events described in items (i) through (iii) of the preceding sentence. Notwithstanding any other provision of this Agreement, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

5. Ventures. If, during Executive's employment with GDRV or any of its Affiliates, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or any of its Affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the CEO, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive by GDRV as provided herein. During the term of Executive's employment with GDRV or any of its Affiliates, Executive shall have no interest, direct or indirect,

in any customer or supplier that conducts business with the Company or any of its Affiliates, unless such interest has been disclosed in writing to and approved by the CEO before such customer or supplier seeks to do business with the Company or any of its Affiliates. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5. Notwithstanding the foregoing, being an owner, member or shareholder in any real estate leasing company which leases real estate to the Company or any Affiliates shall not constitute a violation of this Section 5.

6. Patents, Copyrights and Related Matters.

(a) Disclosure and Assignment. Executive shall promptly disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions that Executive has conceived and/or reduced to practice, or may conceive and/or reduce to practice, individually or jointly or commonly with others ("Discoveries") while he has been or is employed with GDRV or any of its Affiliates (including during Executive's period of employment with GDRV or any of its Affiliates prior to the Effective Date). Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto. Executive agrees to execute all instruments deemed reasonably necessary by the Company to protect and perfect rights in and to the Discoveries. This Section 6(a) shall not apply to any invention for which no equipment, supplies, facilities, Confidential Information, or other trade secret information of the Company was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

(b) Copyrightable Material. Executive hereby agrees to assign and does assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during the Employment Term or out of the performance of his duties and responsibilities for GDRV or any of its Affiliates. Executive shall execute any and all papers and perform all other acts reasonably necessary to assist the Company to obtain and register copyrights on such materials. Where applicable, works of authorship created by Executive for GDRV or any of its Affiliates in performing his duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

7. Termination of Employment.

(a) During the Employment Term, Executive's employment with GDRV shall terminate upon:

(i) the date specified in written notice from GDRV or the Company to Executive notifying him of the termination of his employment for any reason, provided that if Executive's employment is terminated by GDRV or the Company without Cause (defined below), then GDRV or the Company shall provide Executive at least 30 days' notice of termination or pay in lieu of notice;

(ii) Executive providing to the Company and GDRV not less than 60 nor more than 90 days' prior written notice of his resignation of employment, for any reason, or no reason, including for Good Reason (defined below), effective at the end of such period, provided that the Company or GDRV may in its sole discretion elect to relieve Executive from his duties and place him on paid leave during all or any portion of the notice period; or

(iii) Executive's death or Disability (defined below).

(b) The date upon which Executive's termination of employment with GDRV is effective is the "Termination Date."

8. Payments upon Termination of Employment.

(a) If Executive's employment with GDRV is terminated by GDRV or the Company without Cause during the Employment Term or by the Executive for Good Reason, then, subject to Section 8(g) and (h) below, and in addition to his Base Salary and any accrued but unused vacation or PTO earned through the Termination Date:

(i) the Company or GDRV shall pay to Executive severance pay at the rate of his Base Salary for a period of 12 consecutive months after the Termination Date, less all legally required and authorized deductions and withholdings, on each regular payroll date beginning with the first payroll date occurring more than 60 days after the Termination Date (including any installment that would otherwise have been paid during regular payroll dates during the 60 day period after the Termination Date) and otherwise in accordance with GDRV's normal payroll policies and procedures, subject to the condition set forth below in this Section 8; and

(ii) the Company or GDRV shall pay to Executive in cash, less all legally required and authorized deductions and withholdings, the Bonus for President-CEO –

GDRV, as provided in Section 3(b), through the fiscal quarter in which the Termination Date occurs based upon GDRV's performance, within 30 days after the Company determines whether the performance criteria for such Bonus have been met, subject to the condition set forth below in this Section 8.

Any amount payable to Executive as severance pay under Section 8(a) shall be paid to Executive by the Company or GDRV in accordance with GDRV's regular payroll cycle, commencing on the first regular payroll date of GDRV that occurs more than 60 days after the Termination Date (and including any installment that would have otherwise been paid on regular payroll dates during the period of 60 days following the Termination Date), provided the conditions specified in Section 8(g) have been satisfied.

(b) If Executive's employment with GDRV is terminated by the Company or GDRV for Cause or for any reason not covered by Sections 8(a), then the Company or GDRV shall pay to Executive only his Base Salary and any accrued but unused vacation or PTO earned through the Termination Date.

(c) "Cause" hereunder shall mean:

(i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company or GDRV, or (B) any crime or offense involving dishonesty with respect to the Company or GDRV;

(ii) theft or embezzlement of property of GDRV or the Company or commission of similar acts involving dishonesty or moral turpitude;

(iii) repeated material negligence in the performance of Executive's duties;

(iv) knowing engagement in conduct that is materially injurious to the Company or GDRV;

(v) knowing failure, for Executive's own benefit, to comply with the covenants contained in Sections 4, 5, 6 or 9 of this Agreement; or

(vi) knowingly providing materially misleading information concerning GDRV or the Company to the Company's CEO or the Board, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company,

provided, Executive's employment shall not be terminated for Cause pursuant to Section 8(c)(iii) unless Executive has been provided written notice from the CEO setting forth the reason or reasons constituting Cause and Executive has failed to cure the basis on which the CEO is considering terminating his employment within 30 days of the notice, except that no notice need be provided to the extent that the act or omission is not curable.

(d) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with GDRV by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least thirty days.

(e) "Good Reason" hereunder shall mean any of the following "Events" (without the Executive's express written consent):

(i) the assignment to Executive by the Company or GDRV of duties inconsistent with Executive's position, duties, responsibilities and status with GDRV, or a change in Executive's titles or offices, or any removal of Executive from any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or as a result of Executive's death or by Executive other than for Good Reason;

(ii) a reduction by the Company or GDRV in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement (other than an across-the-board reduction permitted by Section 3(a) above);

(iii) any failure by the Company to continue in effect the Bonus for Executive or the taking of any action by the Company or GDRV which would adversely affect Executive's participation in the Bonus or Stock Plan or materially reduce Executive's benefits under the Bonus or Stock Plan as set forth in this Agreement;

(iv) a requirement by the Company that Executive relocate his primary work location to any place more than 35 miles from Elkhart, Indiana, except for required travel by Executive on the Company's or GDRV's business to an extent substantially consistent with Executive's business travel obligations prior to this Agreement;

(v) any material breach by the Company or GDRV of any provision of this Agreement; or

(vi) any failure by the Company or GDRV to obtain the assumption of this Agreement by any successor or assign of the Company or GDRV as provided in Section 13(h).

Executive must notify GDRV and the Company in writing of any Event that constitutes Good Reason hereunder within thirty (30) days following Executive's initial knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement. Executive must provide prior written notification in accordance with Section 7 of his intention to terminate his employment for Good Reason and the Termination Date and the Company or GDRV shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company or GDRV, such event shall no longer constitute Good Reason.

(f) In the event of termination of Executive's employment, except as provided in Section 8(g), except as otherwise set forth in this Agreement, or required by law, the sole obligation of the Company and GDRV shall be the obligation to make the payments called for by Section 8(a) or (b) hereof, as the case may be, and neither the Company nor GDRV shall have any other obligation to Executive or to his beneficiary or his estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Executive and the Company or GDRV or under the terms of any employee benefit plans or programs then maintained by the Company or GDRV in which Executive participates.

(g) Notwithstanding the foregoing provisions of this Section 8, neither the Company nor GDRV will be obligated to make any payments to or on behalf of Executive under Section 8(a), as applicable, unless (i) Executive signs a release of claims in favor of the Company and GDRV, for unpaid compensation, in a form as prepared by the Company (which release, however, will not require the Executive to release any rights the Executive may have to vested benefits under any employee benefit plan of the Company or GDRV, to equity-based awards pursuant to Company plans and award agreements granted to the Executive, or to indemnification or advancement of defense costs consistent with applicable laws and insurance policies of the Company or GDRV) (the "Release") and delivered to Executive no later than five business days after the Termination Date, (ii) all applicable consideration periods and rescission periods provided by law with respect to the Release have expired without Executive rescinding the Release, and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of the payments. The cessation of these payments will be in addition to, and not as an alternative to, any other

remedies at law or in equity available to the Company and GDRV, including without limitation the right to seek specific performance or an injunction.

(h) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, or otherwise.

(i) In the event of a "Change in Control" of the Company, as defined in the Change in Control Agreement, the terms in that agreement shall replace and supersede the provisions of this Section 8, and shall be the exclusive remedy of Executive after a Change in Control.

9. Non-Competition/Non-Solicitation. Executive acknowledges that the Company and its Affiliates have spent significant time, effort and resources protecting Confidential Information, including trade secrets, customer goodwill, and employee, supplier, and vendor relationships. Executive has had access to Confidential Information, and has significant control and influence over the Company's and its Affiliates' customers, suppliers, vendors and employees, and he will continue to do so. In order to protect Confidential Information, trade secrets, customer goodwill and the stability of the Company's and its Affiliates' workforce, and other legitimate business interests, Executive agrees to the covenants set forth in subsections (a), (b) and (c) below for the period beginning on the Effective Date and continuing until the later of: (i) October 3, 2021, or (ii) the date that is one (1) year after the last day of Executive's employment with GDRV (the "Restriction Period").

(a) Non-Competition. During the Restriction Period, Executive shall not, either directly or indirectly in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, perform services for or have any interest in any Competitive Business in the Territory. "Competitive Business" means any person, entity or business operation (other than the Company and its Affiliates) that engages in any other business that is competitive with the then-current businesses of the Company or any of its Affiliates or with any business or market the Company or any of its Affiliates are actively preparing to enter as of the date of termination of Executive's employment. Executive acknowledges that the Company and its Affiliates conduct their businesses throughout the United States and internationally, and, therefore, that the term "Territory" as used herein shall be worldwide. Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation traded on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 9(a). Notwithstanding anything to the contrary in this Agreement, this Section 9(a)

shall not be violated by or prohibit Executive from his current investments identified later in this sentence during the Employment Term, or, engaging, after his employment with GDRV ends and during the Restriction Period, in the manufacture and sale of Specialty Trailers. ("Specialty Trailers" includes fiber optic, mobile office/command center/communications, safety/emergency shower, cooling room, hand wash, locker room, toilets, sanitary facilities, laundry, emergency response and skid/container trailers), provided that Executive does not use or disclose any Confidential Information in connection with such activities or investments and such activities or investments do not violate the Company's Code of Conduct.

(b) Non-Solicitation of Customers and Suppliers. During the Restriction Period, Executive shall not, either directly or indirectly on behalf of himself or any third party (i) call on or solicit any customers for the purpose of marketing or selling any products or services competitive with the business of the Company or any of its Affiliates, or for the purpose of diverting any business away from the Company or any of its Affiliates; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, client, vendor, service provider, supplier, contractor or any other person having business dealings with the Company or any of its Affiliates to cease doing business or otherwise transacting business with the Company or any of its Affiliates; (iii) call on or solicit any suppliers of the Company or any of its Affiliates; or (iv) otherwise disrupt, damage or interfere in any manner with the relationship between the Company or any of its Affiliates and their actual or prospective customers, clients, vendors, service providers, or suppliers. Executive acknowledges that the Company and its Affiliates have invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of their relationships with customers and/or suppliers are unique and proprietary.

(c) Non-Solicitation of Employees. During the Restriction Period, Executive shall not, either directly or indirectly on behalf of himself or any third party, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, hire, engage, recruit, solicit, or otherwise interfere with the employment or retention of any person who is then an employee or independent contractor of the Company or any of its Affiliates or who was an employee or independent contractor of the Company or any of its Affiliates as of the Termination Date. Anonymous job postings in a general publication or website to which an employee responds shall not violate this Section 9(c).

(d) Reasonableness of Covenants; Modifications. Executive agrees that the scope and duration of Section 9 are reasonable and necessary to protect GDRV's and the Company's legitimate business interests. If, at any time, any term or provision contained in Section 9 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the

Parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

(e) Effect of Restrictive Covenants. The terms and conditions set forth in this Section 9 shall be independent of any other restrictive covenants executed by Executive in favor of the Company and its Affiliates to which Executive is subject, including but not limited to any restrictive covenants in connection with the Company's acquisition of GDRV, and the Company and its Affiliates shall have the right to enforce the covenants in this Agreement and any other such covenants as it deems appropriate. Any waiver or failure to enforce the provisions of the covenants in this Agreement shall not constitute a waiver of any similar covenant under any other agreement, and *vice versa.*

10. Non-Disparagement. During the Employment Term and thereafter during the Restriction Period, to the fullest extent permitted by law, the Executive shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade-related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) any member of the media. Nothing herein shall prevent Executive from responding truthfully to any inquiry from a governmental entity, engaging in any protected activities and/or from communicating with the CEO and/or those employees with a need to know about personnel issues involving Company officers, directors and/or employees.

11. Other Post-Termination Obligations.

(a) Resignation From Positions. Unless otherwise requested by the CEO in writing, upon Executive's termination of employment with GDRV for any reason Executive shall automatically resign as of the Termination Date as President-CEO of GDRV and Senior Vice President of the Company, and from all titles, positions and appointments Executive then holds with GDRV, the Company and any and all Affiliates, whether as an officer, director, trustee, fiduciary or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

(b) Return of Property. Upon termination of his employment with GDRV, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company (and

shall not retain) any and all GDRV and Company records and any and all GDRV and Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer storage devices, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, including all Confidential Information, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates. Executive's retention of information and materials related to his personal compensation and benefits will not violate this subsection.

(c) Cooperation. Following termination of Executive's employment with GDRV for any reason, Executive will, upon reasonable request of the Company or GDRV or its or their designee and provided the Company or GDRV is not in material breach of any provision of this Agreement, respond to inquiries and cooperate with the Company in connection with the transition of his duties and responsibilities for GDRV or the Company for up to six months following the Termination Date; and be reasonably available at mutually convenient times, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to GDRV and the Company. In carrying out his obligations under this Section 11(c), Executive shall provide complete and truthful testimony and information to the best of his ability. In connection with such cooperation requested by the Company or GDRV, the Company or GDRV shall reimburse Executive for reasonable out-of-pocket costs incurred as a result of his compliance with his obligations, and, with respect to such cooperation provided by Executive during any period for which he is not receiving payments under Section 8(a)(i), the Company or GDRV shall compensate Executive at a daily rate comparable to his regular Base Salary rate in effect as of the Termination Date. The Company and GDRV will endeavor to schedule such activities taking into account other obligations Executive may have and so as not to materially interfere with Executive's then-current employment or other business activities.

12. Remedies. Executive acknowledges that it would be difficult to fully compensate GDRV or the Company, as applicable, for monetary damages resulting from any breach by him of the provisions of Sections 4, 5, 6, 9 or 10 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, GDRV and the Company shall, in addition to any other remedies they may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

13. Miscellaneous.

(a) Taxes. GDRV will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which GDRV is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with Executive's employment with GDRV. This Agreement and the payments and benefits provided hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder ("Section 409A") to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent any payment or benefit constitutes "nonqualified deferred compensation" subject to Section 409A:

(i) each such payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and

(ii) no such payment or benefit required to be paid under this Agreement on account of a termination of Executive's employment shall be made unless and until Executive incurs a "separation from service" within the meaning of Section 409A; and.

(iii) if Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A with respect to such payment or benefits, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a "separation from service" within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (A) the date that is six months after the separation from service or (B) Executive's death.

(b) Jurisdiction and Venue. Executive, GDRV and the Company consent to jurisdiction of the courts of the State of Indiana and/or the federal district courts of the District of Indiana for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such

party in the state and/or federal courts of Indiana and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

(c) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule, whether of the State of Indiana or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Indiana.

(d) Survival. The obligations of Executive under this Agreement that by their terms extend beyond the period of Executive's employment with GDRV shall survive the termination of this Agreement and/or the termination of Executive's employment, regardless of the reason for such termination, and remain enforceable to the fullest extent of their terms.

(e) Entire Agreement; Amendments. As of the Effective Date, this Agreement and the Change in Control Agreement contain the entire agreements of the parties with respect to their subject matter ; provided, that this Agreement shall supplement and not supersede any written restrictive covenant or any other agreement between Executive and the Company or any of its Affiliates addressing non-disclosure of confidential information, assignment of inventions or other terms for the benefit of the Company or its Affiliates previously entered into between Executive and the Company or any of its Affiliates (the "Other Protective Agreements"). This Agreement, the Change in Control Agreement and the Other Protective Agreements shall be read and interpreted together to provide the maximum protection to the Company and its Affiliates. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto. The First Amended Agreement shall terminate in accordance with its terms and shall have no further effect after August 31, 2023; provided, however, that any terms of the First Amended Agreement that survive the termination of Executive's employment shall remain in effect in accordance with the terms of the First Amended Agreement if Executive's employment with GDRV ends for any reason effective as of or prior to August 31, 2023.

(f) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Legal Fees. In the event of any action involving the Company and/or GDRV, and the Executive, arising from or relating to this Agreement, the prevailing party will be entitled to

recover reasonable costs, expenses and attorneys' fees in connection with any issue upon which such party prevails.

(h) Assignment. None of the Parties may assign or delegate any of their rights or obligations under this Agreement, except that GDRV and/or the Company may, without the consent of Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which GDRV and/or the Company may merge or consolidate, or (ii) any corporation or other business entity to which GDRV and/or the Company may sell or transfer all or substantially all of its assets or capital stock or equity. After any such assignment or delegation by GDRV and/or the Company, GDRV and/or the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be "GDRV" or "the Company", as applicable, for purposes of all terms and conditions of this Agreement, including this Section 13.

(i) Successors. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of GDRV, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that GDRV would be required to perform it if no such succession or assignment had taken place.

(j) Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.

(k) Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, one business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, or three business days following the date of postmark if sent by first-class U.S. registered or certified mail, postage prepaid and return receipt requested, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate in writing to the other party pursuant to this Section 13(h)):

If to GDRV or the Company:

Winnebago Industries, Inc.
13200 Pioneer Trail
Eden Prairie, MN 55347

Attention: General Counsel

If to the Executive:

At the last known address in the personnel records of the Company.

(l) Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.

(m) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above:

WINNEBAGO INDUSTRIES, INC.	GRAND DESIGN RV, LLC
Michael J. Happe	Stacy Bogart
By: MICHAEL HAPPE	By: Stacy Bogart
Its: PRESIDENT & CEO	Its: Secretary

EXECUTIVE

D Clark

Donald Clark